Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: July 23, 2013

HERITAGE FINANCIAL ANNOUNCES SECOND

QUARTER RESULTS AND DECLARES REGULAR AND

SPECIAL CASH DIVIDENDS

•	Diluted earnings per common share were $0.18 for the quarter ended June 30, 2013 compared to $0.19 for the linked-quarter ended March 31, 2013 and $0.21 for the prior year quarter ended June 30, 2012

•	Originated loans receivable increased $45.4 million, or 5.1%, to $932.5 million during the quarter ended June 30, 2013

•	Nonperforming originated loans decreased to 1.05% of total originated loans at June 30, 2013 from 1.34% at March 31, 2013

•	Heritage completed the merger of its two subsidiary banks, with Central Valley Bank merging with and into Heritage Bank effective June 20, 2013

•	Heritage declared a regular cash dividend in the amount of $0.08 per share and a special cash dividend in the amount of $0.10 per share

Olympia, WA—HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $2.7 million for the quarter ended June 30, 2013 compared to net income of $3.2 million for the quarter ended June 30, 2012 and $2.9 million for the linked-quarter ended March 31, 2013. Net income for the quarter ended June 30, 2013 was $0.18 per diluted common share compared to $0.21 per diluted common share for the quarter ended June 30, 2012 and $0.19 per diluted common share for the linked-quarter ended March 31, 2013.

Net income for the six months ended June 30, 2013 was $5.6 million, or $0.37 per diluted common share, compared to $7.4 million, or $0.48 per diluted common share, for the six months ended June 30, 2012.

Mr. Vance commented, “We are pleased with our continuing strong originated loan growth that we are experiencing, and especially our growth in the second quarter. Our originated loan growth for the first half of the year at 6.6% has surpassed our original annual expectations. Notably, the growth came primarily from commercial business loans.”

“We also continued to execute our strategies to improve efficiencies. During the second quarter we integrated the operations and staff of Northwest Commercial Bank after the conversion to our systems completed late in the first quarter of this year. We merged our Central Valley Bank subsidiary into Heritage Bank in the second quarter which will create additional efficiencies going forward and will have the added benefit of providing greater opportunities for the staff and customers of Central Valley Bank. We completed the acquisition of Valley Bank on July 15, 2013. The next step is a system conversion which when completed in the fourth quarter of this year will allow for more efficiency gains. It is an ongoing goal to drive our efficiency ratio lower and we believe we are well positioned to do so.”

Acquisition of Northwest Commercial Bank

On January 9, 2013, the Company acquired Northwest Commercial Bank (“NCB”) and merged it into Heritage Bank (“NCB Acquisition”). NCB was a full service commercial bank with branches in Lakewood and Auburn, Washington. In March 2013, the Company consolidated the operations of the former NCB Lakewood branch with the Lakewood branch of Heritage Bank.

The Company paid a cash consideration of $3.0 million to the NCB shareholders. Additionally, per the merger agreement, NCB shareholders had the ability to potentially receive an additional cash payment based on an earn-out structure from the sale of an other real estate owned asset of NCB. This contingent payment was factored into the liabilities assumed as of the January 9, 2013 acquisition date. This asset was sold during the quarter ended June 30, 2013 and the proceeds from the sale in the amount of $491,000 were paid to the former NCB shareholders. The payment of these proceeds did not impact the recorded gain on bank acquisition and does not constitute additional consideration paid for the NCB Acquisition.

In connection with the NCB Acquisition, the Company received (at fair value) approximately $51.5 million in noncovered loans, $3.7 million of cash and cash equivalents, $2.8 million in investment securities, $2.9 million in net deferred tax assets, $2.3 million in other real estate owned and $1.9 million in other assets. The Company also assumed deposits with a fair value of approximately $60.4 million and $1.2 million of other liabilities. The application of the acquisition method of accounting resulted in the recognition of a pre-tax bargain purchase gain on bank acquisition of $399,000. The bargain purchase gain on bank acquisition represents the excess of the estimated fair value of the net assets acquired and the liabilities assumed over the purchase price.

During the three and six months ended June 30, 2013, the Company incurred NCB Acquisition-related costs (including conversion costs) of approximately $30,000 and $695,000, respectively.

Central Valley Bank Merger

On June 19, 2013, the Company completed the merger of its subsidiary, Central Valley Bank, with and into Heritage Bank (the “CVB merger”). Central Valley Bank is now operated as a division of Heritage Bank. During the quarter ended June 30, 2013, the Company incurred CVB merger-related costs of approximately $123,000.

Acquisition of Valley Community Bancshares

On July 15, 2013, the Company completed the acquisition of Valley Community Bancshares, Inc. (“Valley”), the holding company for Valley Bank, both of Puyallup, Washington (the “Valley Acquisition”). Pursuant to the terms of the merger agreement, Valley shareholders received $19.50 per share in cash and 1.3611 shares of Heritage common stock per share. As of the acquisition date, Valley merged into Heritage and Valley Bank merged into Heritage Bank. As of June 30, 2013, Valley Bank had $233.2 million in total assets, $123.0 million in total loans and $203.2 million in total deposits. During the three and six months ended June 30, 2013, the Company incurred Valley Acquisition-related costs of approximately $223,000 and $346,000, respectively.

“The acquisition of NCB and Valley enhances our market share in Pierce County, one of our core markets, and the CVB merger provides us with good operational efficiencies. All three transactions provide Heritage with greater economies of scale,” said Jeffrey J. Deuel, President & Chief Operating Officer.

Balance Sheet

The Company’s total assets decreased to $1.43 billion at June 30, 2013 from $1.45 billion at March 31, 2013. The decrease from the prior period was primarily due to a decrease in cash and cash equivalents. Cash and cash equivalents decreased $52.1 million as they were used to fund loan growth because of a decrease in deposits.

Total originated loans, net (not including loans held for sale) increased $45.4 million to $932.5 million at June 30, 2013 from $887.1 million at March 31, 2013. The increase was due primarily to increases in non-owner occupied commercial real estate loans and commercial and industrial loans. A portion of the increase in non-owner occupied commercial real estate loans, as well as the decrease in five or more family residential and commercial properties loans, was due to a reclassification of a large multi-family residential construction loan whose construction phase was completed.

Total deposits decreased $28.6 million to $1.20 billion at June 30, 2013 from $1.23 billion at March 31, 2013. The decrease was primarily due to a decrease of $14.2 million in certificates of deposits and a decrease of $14.7 million in interest bearing non-maturity deposit accounts.

Non-maturity deposits to total deposits increased to 76.1% at June 30, 2013 from 75.5% at March 31, 2013. In addition, noninterest demand deposits to total deposits increased to 22.9% at June 30, 2013 from 22.3% at March 31, 2013.

Total stockholders’ equity remained relatively unchanged at $200.5 million at both June 30, 2013 and March 31, 2013. This was due to $2.7 million of net income and $530,000 of stock-based compensation offset by $1.2 million in cash dividends and a decrease of $1.9 million in accumulated other comprehensive income for the three months ended June 30, 2013. The Company and Heritage Bank, its subsidiary bank, continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at June 30, 2013 of 13.1%, 17.5% and 18.8%, respectively, as compared to 13.3%, 17.8%, and 19.1%, at March 31, 2013, respectively.

Credit Quality

The allowance for loan losses on originated loans decreased $90,000 to $17.8 million at June 30, 2013 from $17.9 million at March 31, 2013 as a result of $435,000 in net charge-offs recognized during the quarter ended June 30, 2013 partially offset by $345,000 in provision for loan losses. Nonperforming originated loans to total originated loans decreased to 1.05% at June 30, 2013 from 1.34% at March 31, 2013. Nonaccrual originated loans decreased $1.9 million to $11.7 million ($9.7 million net of government agency guarantees) at June 30, 2013 from $13.6 million ($11.9 million net of government agency guarantees) at March 31, 2013. The decrease in nonaccrual originated loans was due to $2.0 million of net principal reductions, $647,000 of charge-offs and $438,000 of transfers to other real estate owned partially offset by $1.1 million of additions to nonaccrual originated loans. Of the $1.1 million of additions to nonaccrual originated loans, approximately $1.0 million were previously reported as potential problem loans.

The allowance for loan losses to nonperforming originated loans was 182.81% at June 30, 2013 compared to 151.00% at March 31, 2013. Potential problem originated loans were $29.2 million at June 30, 2013 compared to $25.1 million at March 31, 2013. The increase in potential problem loans from the prior quarter-end was due primarily to the downgrade of two credit relationships totaling $5.8 million. Restructured originated performing loans were $19.4 million at June 30, 2013 compared to $16.6 million at March 31, 2013. The increase in restructured originated performing loans was due primarily to one credit relationship of $2.1 million at June 30, 2013. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred losses based on an evaluation of known and inherent risks in the loan portfolio at June 30, 2013.

Nonperforming originated assets were $15.2 million ($13.2 million net of government agency guarantees), or 1.06% of total originated assets, at June 30, 2013, compared to $18.5 million ($16.8 million net of government agency guarantees), or 1.33% of total originated assets, at March 31, 2013. Other real estate owned decreased $1.5 million to $3.8 million at June 30, 2013 (of which $316,000 was covered by Federal Deposit Insurance Corporation (“FDIC”) loss-sharing agreements) from $5.3 million at March 31, 2013 (of which $367,000 was covered by FDIC loss sharing agreements). The decrease was due primarily to proceeds from the dispositions of eight properties totaling $2.0 million partially offset by additions of five properties totaling $513,000. During the quarter ended June 30, 2013, the Company recognized a net gain of $60,000 on the disposition of other real estate owned and a negative valuation adjustment of $85,000.

Mr. Vance added, “Our overall credit quality metrics continue to show improvement with an originated loan loss allowance coverage ratio of 183% of nonperforming originated loans, excluding portions guaranteed by government agencies, and material reductions in both nonperforming originated loans and other real estate owned. As credit quality continues to improve, our ratio of the allowance for loan losses on originated loans to total originated loans is likely to continue to decrease. In fact, the second quarter provision for loan losses on originated loans was solely due to our originated loan growth in the second quarter. Due to continued overall credit quality improvement, without the originated loan growth we would not have required a provision for loan losses on originated loans for the second quarter.

Operating Results

Net interest income decreased $270,000, or 1.7%, to $15.9 million for the quarter ended June 30, 2013 compared to $16.2 million for the same period in 2012. Net interest income decreased $427,000, or 1.3%, to $32.5 million for the six months ended June 30, 2013 compared to $32.9 million for the same period in 2012. The decrease in net interest income is primarily due to the decline in the net interest margin.

Heritage’s net interest margin for the quarter ended June 30, 2013 decreased 41 basis points to 4.82% from 5.23% for the same period in 2012 and decreased 37 basis points from 5.19% in the linked-quarter ended March 31, 2013. The decline in net interest margin from the same period in 2012 is due primarily to lower contractual loan note rates. The decrease in the net interest margin from the linked-quarter ended March 31, 2013 is mostly due to the decrease in the impact from discount accretion on the acquired loan portfolios. During the quarter ended March 31, 2013, the Company experienced a significant increase in discount accretion as a result of the NCB Acquisition. The discount accretion from the NCB Acquisition during the quarter ended June 30, 2013 decreased significantly from the prior quarter ended March 31, 2013. Heritage’s net interest margin for the six months ended June 30, 2013 decreased 30 basis points to 5.00% from 5.30% for the same period in 2012.

The positive effect on the net interest margin of discount accretion on the acquired loan portfolios for the quarter ended June 30, 2013 was approximately 45 basis points compared to 55 basis points in the same quarter of the prior year and 72 basis points for the linked-quarter ended March 31, 2013. Interest reversals on nonaccrual originated loans reduced the net interest margin for the quarter ended June 30, 2013 by approximately five basis points compared to eight basis points for the same quarter in the prior year and six basis points for the linked-quarter ended March 31, 2013.

The positive effect on the net interest margin of discount accretion on the acquired loan portfolios for the six months ended June 30, 2013 was approximately 58 basis points compared to 52 basis points in the same period of the prior year. Interest reversals on nonaccrual originated loans reduced the net interest margin for the six months ended June 30, 2013 were approximately five basis points compared to eight basis points for the same period in the prior year.

The provision for loan losses on originated loans was $345,000 for the quarter ended June 30, 2013 compared to $200,000 for the quarter ended June 30, 2012 and $495,000 for the linked-quarter ended March 31, 2013. For the six months ended June 30, 2013, the provision for loan losses on originated loans was $840,000 compared to $200,000 for the same period in the prior year. The Company had net charge-offs on originated loans of $435,000 for the quarter ended June 30, 2013 compared to $1.9 million for the quarter ended June 30, 2012 and $1.7 million for the linked-quarter ended March 31, 2013. For the six months ended June 30, 2013, the Company had net charge-offs on originated loans of $2.1 million compared to $1.7 million for the same period in the prior year.

The provision for loan losses on purchased loans totaled $963,000 for the quarter ended June 30, 2013 compared to $419,000 for the same period in the prior year and $363,000 for the linked-quarter ended March 31, 2013. For the six months ended June 30, 2013, the provision for loan losses on purchased loans was $1.3 million compared to $310,000 for the same period in the prior year. The increase in the provision expense for the quarter and six months ended June 30, 2013 was substantially due to one large nonperforming purchased covered loan which experienced a collateral valuation adjustment during the quarter ended June 30, 2013.

As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than previously estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. To the extent actual or projected cash flows are more than previously estimated, the increase in cash flows is recognized immediately as a recapture of provision for loan losses up to the amount of any provision previously recognized for that pool of loans, if any, then prospectively recognized in interest income as a yield adjustment.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $1.5 million for the quarter ended June 30, 2013 compared to $2.3 million for the linked-quarter ended March 31, 2013. The $817,000 decrease was due primarily to the decrease of $629,000 in incremental accretion income relating to the loans acquired in the NCB Acquisition of $371,000 for the quarter ended June 30, 2013 from $1.0 million for the quarter ended March 31, 2013. For the six months ended June 30, 2013, incremental accretion income was $3.8 million compared to $3.2 million for the same period in the prior year.

For the quarter ended June 30, 2013, the Company recognized $281,000 of change in the FDIC indemnification asset compared to $(267,000) and $(19,000) for the quarters ended March 31, 2013 and June 30, 2012, respectively. The increase was primarily due to the previously mentioned collateral valuation adjustment of a large purchased covered loan during the quarter ended June 30, 2013.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(in thousands)
Incremental accretion income over stated note rate(1)	$1,489	$2,306	$1,709	$3,795	$3,233
Change in FDIC indemnification asset	281	(267)	(19)	14	(195)
Provision for loan losses	(963)	(363)	(419)	(1,326)	(310)

Pre-tax earnings impact	$807	$1,676	$1,271	$2,483	$(2,728)

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated interest rate in the individual loan notes. This income is a result of the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Our net interest margin continues to experience compression due to the current rate environment. The net interest margin before incremental accretion income decreased 10 basis points to 4.37% for the quarter ended June 30, 2013 compared to 4.47% for the linked-quarter ended March 31, 2013. This decrease was driven by lower yields on the loan portfolio. Loan yields before incremental accretion income decreased 14 basis points to 5.47% for the quarter ended June 30, 2013 compared to 5.61% for the linked-quarter ended March 31, 2013. This compression is expected to continue as the average rates on new loans are lower than the current average yield of the loan portfolio.”

Noninterest income was $2.4 million for the quarter ended June 30, 2013 compared to $2.1 million for the same period in 2012 and $2.3 million for the linked-quarter ended March 31, 2013. For the six months ended June 30, 2013, noninterest income increased $669,000 to $4.6 million from $4.0 million for the six months ended June 30, 2012. The increase was primarily due to the $399,000 pre-tax bargain purchase gain recognized during the first quarter of 2013 on the NCB Acquisition as well as the $281,000 positive change in FDIC indemnification asset in the second quarter of 2013 as compared to negative changes in the FDIC indemnification asset occurring in the first quarter of 2013 and the first and second quarters of 2012.

Noninterest expense was $13.0 million for the quarter ended June 30, 2013 compared to $12.9 million for the quarter ended June 30, 2012 and $13.7 million for the linked-quarter ended March 31, 2013. The decrease for the quarter ended June 30, 2013 compared to the linked-quarter ended March 31, 2013 was primarily due to the NCB Acquisition and conversion costs (primarily data processing and professional services expenses) which were incurred during the quarter ended March 31, 2013. Noninterest expense increased $1.3 million to $26.7 million for the six months ended June 30, 2013 from $25.5 million for the six months ended June 30, 2012. The increase was due primarily to $1.2 million of aggregate costs associated with the NCB Acquisition, the Valley Acquisition, and the CVB merger, as well as costs incurred related to the core system conversion which is planned to occur in the fourth quarter of 2013.

Income tax expense was $1.3 million for the quarter ended June 30, 2013 compared to $1.6 million for the comparable quarter in 2012 and $1.4 million for the linked-quarter ended March 31, 2013. The decrease in income tax expense for the quarter ended June 30, 2013 from the prior year period was primarily due to the decrease in pre-tax income.

Dividend

On July 23, 2013, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share and a special cash dividend of $0.10 per common share both payable on August 15, 2013 to shareholders of record on August 6, 2013.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on July 24, 2013 at 11:00 a.m. Pacific time. To access the call, please dial (800) 398-9367 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through August 7, 2013, by dialing (800) 475-6701 — access code 296541.

About Heritage Financial

Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Following the CVB merger and the merger with Valley Bank, Heritage Bank now has forty-three banking offices in Washington and Oregon. Heritage Bank does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington. The Company’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:

Brian L. Vance, President & Chief Executive Officer, (360) 943-1500

Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	June 30, 2013	March 31, 2013	June 30, 2012
	(in thousands)
Stockholders’ equity	$200,525	$200,508	$200,135
Less: goodwill and other intangible assets	14,025	14,139	14,311

Tangible common equity	$186,500	$186,369	$185,824

Total assets	$1,425,635	$1,447,080	$1,338,139
Less: goodwill and other intangible assets	14,025	14,139	14,311

Tangible assets	$1,411,610	$1,432,941	$1,323,828

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank and Valley Community Bancshares transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	June 30,	March 31,	June 30,
	2013	2013	2012
Assets
Cash on hand and in banks	$31,062	$34,129	$31,245
Interest earning deposits	63,060	112,105	52,011

Cash and cash equivalents	94,122	146,234	83,256
Investment securities available for sale	143,155	147,148	149,778
Investment securities held to maturity	13,078	10,933	11,190
Loans held for sale	—	729	1,174
Originated loans receivable, net	932,488	887,111	853,633
Less: Allowance for loan losses	(17,822)	(17,912)	(20,843)

Originated loans receivable, net of allowance for loan losses	914,666	869,199	832,790
Purchased covered loans receivable, net of allowance for loan losses of $5,769, $4,710 and $3,973	74,957	81,375	97,357
Purchased non-covered loans receivable, net of allowance for loan losses of $4,789, $4,925 and $4,667	96,830	104,916	72,273

Total loans receivable, net	1,086,453	1,055,490	1,002,420
FDIC indemnification asset	4,753	5,353	8,212
Other real estate owned ($316, $367 and $563 covered by FDIC loss share, respectively)	3,796	5,263	8,634
Premises and equipment, net	27,356	25,962	23,166
Federal Home Loan Bank stock, at cost	5,482	5,533	5,594
Accrued interest receivable	4,822	4,721	4,683
Prepaid expenses and other assets	28,593	25,575	25,721
Goodwill and other intangible assets	14,025	14,139	14,311

Total assets	$1,425,635	$1,447,080	$1,338,139

Liabilities and Stockholders’ Equity
Deposits	$1,196,531	$1,225,112	$1,113,346
Securities sold under agreement to repurchase	16,360	12,029	13,656
Accrued expenses and other liabilities	12,219	9,431	11,002

Total liabilities	1,225,110	1,246,572	1,138,004

Common stock	122,519	122,054	121,955
Unearned compensation – ESOP	—	—	(50)
Retained earnings	78,515	77,038	76,434
Accumulated other comprehensive (loss) income, net	(509)	1,416	1,796

Total stockholders’ equity	200,525	200,508	200,135

Total liabilities and stockholders’ equity	$1,425,635	$1,447,080	$1,338,139

Common stock, shares outstanding	15,207,784	15,148,304	15,143,189

HERITAGE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest income:
Interest and fees on loans	$16,028	$16,719	$16,465	$32,747	$33,483
Taxable interest on investment securities	404	373	604	777	1,256
Nontaxable interest on investment securities	345	335	267	680	523
Interest and dividends on other interest earning assets	82	57	53	139	116

Total interest income	16,859	17,484	17,389	34,343	35,378

Interest expense:
Deposits	909	937	1,163	1,847	2,440
Other borrowings	10	9	16	19	34

Total interest expense	919	946	1,179	1,866	2,474

Net interest income	15,940	16,538	16,210	32,477	32,904
Provision for loan losses on originated loans	345	495	200	840	200
Provision for loan losses on purchased loans	963	363	419	1,326	310

Net interest income after provision for loan losses	14,632	15,680	15,591	30,311	32,394

Noninterest income:
Bargain purchase gain on bank acquisition	—	399	—	399	—
Service charges and other fees	1,432	1,353	1,394	2,785	2,720
Merchant Visa income, net	211	172	182	384	352
Change in FDIC indemnification asset	281	(267)	(19)	14	(195)
Other income	433	625	507	1,059	1,095

Total noninterest income	2,357	2,282	2,064	4,641	3,972

Noninterest expense:
Compensation and employee benefits	7,617	7,589	7,287	15,206	14,485
Occupancy and equipment	1,995	1,920	1,832	3,915	3,617
Data processing	720	1,136	668	1,856	1,259
Marketing	386	326	369	712	772
Professional services	640	1,030	628	1,670	1,182
State and local taxes	305	279	320	584	630
Impairment loss on investment securities, net	24	2	24	26	60
Federal deposit insurance premium	275	233	263	507	538
Other real estate owned, net	5	(104)	196	(98)	452
Other expense	1,040	1,308	1,283	2,349	2,473

Total noninterest expense	13,007	13,719	12,870	26,727	25,468

Income before income taxes	3,982	4,243	4,785	8,225	10,898
Income tax expense	1,292	1,358	1,591	2,650	3,534

Net income	$2,690	$2,885	$3,194	$5,575	$7,364

Basic earnings per common share	$0.18	$0.19	$0.21	$0.37	$0.48
Diluted earnings per common share	$0.18	$0.19	$0.21	$0.37	$0.48
Average number of common shares outstanding	14,980,201	14,942,193	15,124,151	14,961,302	15,209,421
Average number of diluted common shares outstanding	14,992,142	14,958,189	15,138,704	14,973,742	15,223,965

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Performance Ratios:
Efficiency ratio	71.09%	72.90%	70.43%	72.01%	69.06%
Return on average assets	0.75%	0.83%	0.95%	0.79%	1.10%
Return on average equity	5.33%	5.83%	6.26%	5.58%	7.22%
Average Balances:
Loans, including purchased loans	$1,065,465	$1,041,351	$993,880	$1,053,475	$995,093
Taxable investment securities	105,687	106,225	123,841	105,955	120,986
Nontaxable investment securities	57,109	53,926	39,713	55,526	38,734
Interest earning deposits	91,736	85,458	79,872	88,614	88,098
Total interest earning assets	1,325,686	1,292,527	1,242,960	1,309,273	1,248,565
Total assets	1,436,979	1,406,634	1,347,749	1,421,890	1,351,779
Interest bearing deposits	938,527	917,263	889,184	927,954	893,313
Securities sold under agreement to repurchase	14,831	13,486	18,301	14,162	18,999
Total interest bearing liabilities	953,359	930,749	907,487	942,117	912,314
Noninterest bearing deposits	273,307	262,967	226,344	268,166	227,157
Total equity	202,371	200,763	205,172	201,571	205,024
Tangible common equity	188,281	186,571	190,800	187,430	190,597
Net Interest Spread:
Yield on loans, net	6.03%	6.51%	6.64%	6.27%	6.77%
Yield on taxable investment securities	1.53%	1.45%	1.97%	1.48%	2.10%
Yield on nontaxable investment securities	2.42%	2.47%	2.65%	2.47%	2.66%
Yield on other interest earning assets	0.28%	0.27%	0.27%	0.27%	0.26%
Yield on interest earning assets	5.10%	5.49%	5.61%	5.29%	5.70%
Cost of interest bearing deposits	0.39%	0.41%	0.52%	0.40%	0.55%
Cost of securities sold under agreement to repurchase	0.26%	0.27%	0.36%	0.27%	0.36%
Cost of interest bearing liabilities	0.39%	0.41%	0.52%	0.40%	0.55%
Net interest spread	4.71%	5.07%	5.09%	4.89%	5.15%
Net interest margin	4.82%	5.19%	5.23%	5.00%	5.30%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Allowance for Originated Loan Losses:
Allowance balance, beginning of period	$17,912	$19,125	$22,563	$19,125	$22,317
Provision for loan losses	345	495	200	840	200
Net charge-offs:
Commercial business	(351)	(1,527)	(1,666)	(1,878)	(716)
One-to-four family residential	—	—	(76)	—	(76)
Real estate construction	(27)	(83)	(104)	(110)	(795)
Consumer	(57)	(98)	(74)	(155)	(87)

Total net charge-offs	(435)	(1,708)	(1,920)	(2,143)	(1,674)

Allowance balance, end of period	$17,822	$17,912	$20,843	$17,822	$20,843

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Allowance for Purchased Covered Loan Losses:
Allowance balance, beginning of period	$4,710	$4,352	$4,111	$4,352	$3,963
Net charge-offs	(40)	—	—	(40)	(33)
Provision (recapture) for loan losses	1,099	358	(138)	1,457	43

Allowance balance, end of period	$5,769	$4,710	$3,973	$5,769	$3,973

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Allowance for Purchased Non-Covered Loan Losses:
Allowance balance, beginning of period	$4,925	$5,117	$4,121	$5,117	$4,635
Net charge-offs	—	(197)	(11)	(197)	(235)
Provision (recapture) for loan losses	(136)	5	557	(131)	267

Allowance balance, end of period	$4,789	$4,925	$4,667	$4,789	$4,667

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Other Real Estate Owned:
Balance, beginning of period	$5,263	$5,666	$8,349	$5,666	$4,484
Additions from foreclosures	513	—	1,217	513	5,526
Additions from acquisition	—	2,279	—	2,279	—
Proceeds from dispositions	(1,955)	(2,961)	(790)	(4,916)	(891)
Gain (loss) on sales	60	172	10	232	(2)
Valuation adjustments	(85)	107	(152)	22	(483)

Balance, end of period	$3,796	$5,263	$8,634	$3,796	$8,634

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	June 30, 2013	March 31, 2013	June 30, 2012
Financial Measures:
Book value per common share	$13.19	$13.24	$13.22
Tangible book value per common share	$12.26	$12.30	$12.27
Stockholders’ equity to total assets	14.1%	13.9%	15.0%
Tangible common equity to tangible assets	13.2%	13.0%	14.0%
Tier 1 leverage capital to average assets	13.1%	13.3%	13.8%
Tier 1 capital to risk-weighted assets	17.5%	17.8%	18.9%
Total capital to risk-weighted assets	18.8%	19.1%	20.2%
Net loans to deposits ratio	90.8%	86.2%	90.1%

	As of Period End
	June 30, 2013	March 31, 2013	June 30, 2012
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$6,079	$6,927	$7,507
One-to-four family residential	583	586	753
Real estate construction and land development	4,964	6,085	8,289
Consumer	120	47	148

Total nonaccrual originated loans(1)(2)	11,746	13,645	16,697

Other noncovered real estate owned	3,480	4,896	8,071

Nonperforming originated assets	$15,226	$18,541	$24,768

Restructured originated performing loans(3)	$19,448	$16,588	$14,145
Accruing originated loans past due 90 days or more(4)	—	—	564
Potential problem originated loans(5)	29,171	25,059	28,298
Allowance for loan losses on originated loans to:
Total originated loans	1.91%	2.02%	2.44%
Nonperforming originated loans(6)	182.81%	151.00%	144.73%
Nonperforming originated loans to total originated loans(6)	1.05%	1.34%	1.69%
Nonperforming originated assets to total originated assets(6)	1.06%	1.33%	1.92%

(1)	$6.7 million, $8.9 million and $10.3 million of originated nonaccrual loans were considered troubled debt restructurings at June 30, 2013, March 31, 2013 and June 30, 2012, respectively.
(2)	$2.0 million, $1.8 million and $2.3 million of originated nonaccrual loans were guaranteed by government agencies at June 30, 2013, March 31, 2013 and June 30, 2012, respectively.
(3)	$1.3 million, $1.2 million and $461,000 of originated restructured performing loans were guaranteed by government agencies at June 30, 2013, March 31, 2013 and June 30, 2012, respectively.
(4)	There were no accruing originated loans past due 90 days or more that were guaranteed by government agencies at June 30, 2013, March 31, 2013 and June 30, 2012.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $2.0 million, $2.5 million and $3.2 million of originated potential problem loans were guaranteed by government agencies at June 30, 2013, March 31, 2013 and June 30, 2012, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	June 30, 2013		March 31, 2013		June 30, 2012
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$284,291	30.5%	$269,174	30.4%	$278,194	32.6%
Owner-occupied commercial real estate	187,964	20.2%	193,518	21.8%	180,982	21.2%
Non-owner occupied commercial real estate	337,009	36.1%	285,963	32.2%	257,263	30.1%

Total commercial business	809,264	86.8%	748,655	84.4%	716,439	83.9%
One-to-four family residential	39,603	4.2%	39,111	4.4%	37,752	4.4%
Real estate construction and land development:
One-to-four family residential	22,153	2.4%	23,003	2.6%	24,132	2.8%
Five or more family residential and commercial properties	37,234	4.0%	50,658	5.7%	46,457	5.5%

Total real estate construction and land development	59,387	6.4%	73,661	8.3%	70,589	8.3%
Consumer	26,727	2.9%	27,928	3.1%	30,749	3.6%

Gross originated loans	934,981	100.3%	889,355	100.2%	855,529	100.2%
Deferred loan fees, net	(2,493)	(0.3)%	(2,244)	(0.2)%	(1,896)	(0.2)%

Originated loans, net	932,488	100.0%	887,111	100.0%	853,633	100.0%

Purchased covered loans	80,726		86,085		101,330
Purchased non-covered loans	101,619		109,841		76,940

Total loans, net of net deferred loan fees	$1,114,833		$1,083,037		$1,031,903

	June 30, 2013		March 31, 2013		June 30, 2012
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest demand deposits	$274,256	22.9%	$273,874	22.3%	$227,766	20.5%
NOW accounts	299,442	25.0%	303,458	24.8%	297,746	26.7%
Money market accounts	206,630	17.3%	209,857	17.1%	170,909	15.3%
Savings accounts	130,472	10.9%	137,975	11.3%	109,931	9.9%

Total non-maturity deposits	910,800	76.1%	925,164	75.5%	806,352	72.4%
Certificates of deposit	285,731	23.9%	299,948	24.5%	306,994	27.6%

Total deposits	$1,196,531	100.0%	$1,225,112	100.0%	$1,113,346	100.0%